EXHIBIT 2.2 - Form 8-K dated February 12, 1999

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                      FORM 8-K



                                   CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of Report:  February 12, 1999




                         ELECTRONIC SYSTEMS TECHNOLOGY INC.
                             (A Washington Corporation)

                            Commission File no. 2-92949-S
                    IRS Employer Identification no. 91-1238077

                                  415 N. Quay St. #4
                                 Kennewick  WA  99336
                     (Address of principal executive offices)


    Registrant's telephone number, including area code:(509) 735-9092






























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ITEM 5.  OTHER EVENTS

A: During the Company's scheduled Board of Directors Meeting on February 12, 1999, the Board of Directors awarded Stock Options for Employees and Directors, as was recommended by the Board's Employee/Director Stock Option Committee, subject to the conditions delineated in the Committee's recommendations and in accordance with the Electronic Systems Technology, Inc. Stock Option Plan for Directors, Officers, and Employees, as approved by Shareholder vote on June 7, 1996. Employees and Directors, who were recipients of the stock options and conditions relating to the stock options approved by the Board of Directors, are delineated on attached Exhibit 20.1.

B: During the Board of Directors Meeting on February 12, 1999, following evaluation and due diligence, the Board rejected an unsolicited offer from Wincroft Inc. to acquire all of the outstanding shares of the Company upon such terms and consideration as set forth in such offer. See attached exhibit 99.1

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS,
AND EXHIBITS.

Exhibit 20.1 - Summary of Employee/Director Stock Option Committee recommendations regarding Employee and Director Stock Options, as approved by the Company's Board of Directors, February 12, 1999.

Exhibit 99.1 - Offer received from Wincroft Inc. for proposed acquisition of outstanding shares of Electronic Systems Technology, Inc.




























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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

/s/ T. L. KIRCHNER

By: T.L. Kirchner
President
Date: March 1, 1999















































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EXHIBIT 20.1 - SUMMARY OF EMPLOYEE/DIRECTOR STOCK OPTION COMMITTEE
RECOMMENDATIONS REGARDING EMPLOYEE AND DIRECTOR STOCK OPTIONS, AS
APPROVED BY THE COMPANY'S BOARD OF DIRECTORS, FEBRUARY 12, 1999.

EXHIBIT 20.1

February 12, 1999

To:	EST Board of Directors

From:	Employee/Director Stock Option Committee

Subject:	Recommendations

The committee recommends to the Board of Directors that the individual employees and directors with no less than three years continuous tenure named herein be granted stock options, effective February 12, 1999, in the amounts tabulated and subject to the conditions herein delineated and in accordance with the Electronic Systems Technology Stock Option Plan for Directors, Officers, and Employees, as ratified by shareholder vote on June 7, 1996.

     	Name                    Status             Option Shares
      -----------------       --------           -------------
      Melvin Brown            Director               25,000
      Tom Kirchner            Director               25,000
      Arthur Leighton         Director               25,000
      John H. Rector          Director               25,000
      John L. Schooley        Director               25,000
      Robert Southworth       Director               25,000
      David B. Strecker       Employee               15,000
      Eric P. Marske          Employee               15,000
      Jon A. Correio          Employee               15,000
      Alan B. Cook            Employee               15,000
      Debra R. Blair          Employee                5,000
      Brad E. Bement          Employee                5,000
      Philip J. Smith         Employee                5,000

Recommended Option Conditions:

1. Each option grant will be at an exercise price per share equal to market price at the time of grant. Market price will be the mean of bid and ask prices recorded on the National Daily Quotation Service "pink sheet" for the effective date of the option grant. If no activity is reported for that date the "pink sheet" with closest preceding date with recorded activity will establish market price.

2. Each grant must be exercised by the optionee not later than three years (1095) days from the date of the grant.

3. Options will be exercised in minimum blocks of 5,000 shares at any one time. Options not exercised within the three year
     (1095 day) period from option grant will terminate and not carry over.

4.   Rule 144 of the Securities Act of 1933 as amended will apply to all stock acquired by exercise of the option grants. Rule 144 prohibits resale for a period of two years after acquisition and
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     restricts resale quantities for one additional year.  Each optionee shall make an independent inquiry as to all other restrictions.

5. The company shall have the right, but not obligation, to register all or any portion of the optioned shares at any time.
     The intent of registration is to relieve the Rule 144 resale restrictions which may still be in force at the time of registration.

6. In the event of termination of employment or board membership, the optionee shall have a period of ninety days in which to exercise any options which he has been granted, except under the conditions of paragraph 7 and 8, which shall supersede the provisions of this paragraph. Unless otherwise extended by the board, all options terminated at the end of the ninety day period.

7. If recapitalization and/or similar events result in the change of share unit values, the optionee will receive equivalent shares. If the company is not the surviving entity by virtue of merger, acquisition, etc., the optionee will have a window of ten days in which to exercise his option. The last day of the window will be five days prior to the legal conclusion of any such event.

8. In the event of company acquisition, merger, reorganization and other transactions altering the company structure any outstanding options then in force must be immediately exercised.

9. Option grants are not transferable or assignable except to an employee's estate in accordance with the laws of inheritance in the event of optionee's death.

10. All facets of the stock option program shall be appropriately documented in accordance with the advice of the company's legal counsels and shall comply with all relevant legal requirements in the State of Washington and all Securities and Exchange Commission rules, regulations, and disclosure requirements.
























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EXHIBIT 99.1 -  Unsolicited offer from Wincroft Inc.

Wincroft
Elthorne Gate, 64 High Street, Pinner, Middlesex, HA5 5QA UK
Tel: +44 (0) 181 429 7319 Fax: +44 (0) 181 429 7339
http://www.wincroft.com

PRIVATE AND CONFIDENTIAL

November 24, 1998


Tom Kirchner
Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick  WA  99336

RE:  LETTER OF INTENT

Dear Mr. Kirchner:

Further to the introduction by Daniel Wettreich of Forme Capital, Inc., please regard this letter as the intention of Wincroft, subject to contract and due diligence, to acquire the whole of the issued shared capital of Electronic Systems Technology, Inc. ("ELST"). Subsequent to acquisition, Wincroft will make application for NASDAQ listing and pursue a $10,000,000 fund raising to provide additional working capital and to assist in future acquisitions. Our proposal is as follows:

1) The consideration for the acquisition will value ELST at $1.00 per share for a total value of $4,953,667 and will be payable by the issuance of 1,415,333 Wincroft shares valued at its present price on the OTC Bulletin Board of $3.50 per share.
2) Separately upon conclusion of the acquisition, if desired, an investor group will purchase up to $200,000 of the Wincroft shares owned by Mr. Kirchner personally at $3.50 per share.
3) The Board of Directors of Wincroft will be strengthened with the addition of Mr. Kirchner as a Director.
4) In addition to Mr. Kirchner's present employment contract with ELST a further contract of employment will be entered into with Mr. Kirchner and Wincroft to run concurrently with the term of his contract with ELST, and will compensate him for his services as a Director of Wincroft in the amount of $25,000 per annum.
5) The present management of ELST will continue to manage the business of ELST reporting to Mr. Kirchner.
6) Documentation to effect this transaction will be prepared by us for your review. Closing of this transaction can occur very quickly with a NASDAQ listing to be effected in the first quarter of 1999.

Please find enclosed the 10K and latest 10Qof Wincroft which will give you full details on our company. I would like to direct you to our website at www.wincroft.com for further details on our revolutionary video conferencing product VideoTalk.

If you and your board view our proposal positively then I would like to come and see you in your offices shortly after Thanksgiving so we can progress matters further.

Yours Sincerely,


/s/ JASON CONWAY


Jason Conway
Chairman and CEO

Dictated by Mr. Conway
And signed in his absence by
Duncan James, Director